                                                                    Exhibit 99.2

Avatech Management's Discussion and Analysis of Financial Condition and Results of Operations

     Certain statements set forth below constitute "forward-looking statements". Such forward-looking statements involve known and unknown risk, uncertainties and other factors including, but not limited to, those discussed in this quarterly report, that may cause Avatech's actual results, performance or achievements to be materially different from any future results, performance or achievements implied by such forward-looking statements. Given these uncertainties, investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Avatech disclaims any obligation to update information contained in any forward-looking statement.

Overview

     Avatech is a leading design automation solutions provider. Avatech resells design automation software and supports its customers in the integration of this software by offering training, technical support and professional services. Avatech sales are to corporations, government agencies and educational institutions throughout the United States having industry specific focuses such as Architecture, Engineering, and Construction (AEC); Manufacturing; Location Services, Geographic Information Systems (GIS), and Electronic Document Management (EDM)

     Avatech has embarked on a revised business strategy to increase revenue and profitability in the future. This three-pronged strategy will place increased emphasis on: (a) the sale of product lifecycle management ("PLM") software, which Avatech believes will expand its higher margin services business, increase the average size of sales transactions, and position the Company as a leading integrator in the PLM market as it grows; (b) expanded high-value service offerings that target enterprise-wide implementation of PLM products from Autodesk and other manufacturers; and (c) acquisitions of small consulting businesses that create sales opportunities for the Autodesk product line in new geographic areas, or that would allow Avatech to diversity by offering new products and services.

Product Sales

     Avatech product sales are primarily the resale of packaged design software programs that are installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to design, modeling, drafting, mapping, rendering, and facilities management tasks. Avatech is one of the largest domestic resellers of design software developed by Autodesk, one of the world's leading design software and digital content companies for building design and land development, manufacturing, utilities, telecommunications, wireless data services and digital media. Approximately 90% of Avatech's total product revenues are related to Autodesk products.

     Product sales also include hardware that Avatech may purchase for the convenience of its customers. During fiscal 1999, Avatech made a strategic decision to de-emphasize the resale of hardware products as the future profit margins for these offerings were deteriorating. Product

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hardware sales do not represent a significant percentage of total revenues for
Avatech in any of the periods presented.

Service Revenue

     Avatech provides services in the form of training, technical support, and professional services. Product and process education classes are offered at Avatech's training facilities or directly at a customer site. Avatech's class instructors are application engineers who have formal training or industry experience in the course content. Technical support services are provided primarily through Avatech's telephone support center located in Omaha, Nebraska. Through its staff of full time consultants, Avatech provides assistance to customers making inquiries concerning software products that it sells. Professional services are project-focused offerings that are fulfilled primarily with Avatech's own application engineers and programmers and can include software customization, data migration, computer aided design standards consulting, workflow analysis, and implementation assistance for complex software products.

Commission Revenue

     Avatech generates sales from the resale of Autodesk software to various customers of which a portion are considered major accounts. Autodesk considers certain customers to be major accounts based on specified criteria primarily sales volume. These customers typically receive certain volume discounts. Avatech is responsible for managing and reselling product to certain of these accounts; however, the software product is shipped directly from Autodesk to the customer. Avatech has received commissions in accordance with the Autodesk reseller agreement on the product sales price depending upon the product type and volume. Commission revenues are recognized upon shipment of the product from Autodesk to the customer.

Cost of Product Sales

     Cost of product sales consists of Avatech's cost of purchasing the products from the software suppliers or hardware manufacturers. Additionally, the associated shipping and handling costs are included in cost of product sales.

Cost of Service Revenue

     Cost of service revenue includes the direct costs associated with the implementation of software and hardware solutions as well as training, support services, and professional services. These costs consist primarily of compensation, benefits, travel and the costs of third-party contractors engaged by Avatech. Cost of service revenue does not include an allocation of overhead costs.

Selling, General and Administrative Expense

     Selling, general and administrative expense consists primarily of compensation and other expenses associated with management, finance, human resources and information systems. Additionally, advertising and public relations expense as well as expenses for facilities such as rent and utilities are included in selling, general and administrative expense. During fiscal 2000, Avatech instituted an expense reduction program which attributed to a $1.4 million reduction in average annualized selling, general and administrative expense. More specifically, nearly $900,000 of the reduction was achieved in salaries and employee benefits by reducing staff during the course of the year. Additional expense reduction were achieved for professional fees,

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telephone, supplies, marketing and travel. Expense reduction measures were deemed necessary during the later part of fiscal 2000 to help reduce operating losses arising from a slowdown in sales following a very successful product release by Autodesk. Additionally, Avatech was in the midst of a consolidation effort following a period of rapid merger and acquisition activity in the previous two years. When practicable, targeted expense savings were accelerated in a effort to bring Avatech to a break even operating level.

Depreciation and Amortization Expense

     Depreciation and amortization expense represents the period costs associated with Avatech's investment in property and equipment consisting principally of computer equipment, software, furniture and fixtures, and leasehold improvements. Depreciation and amortization expense is computed using the straight-line method. Additionally, Avatech leases all of its facilities and depreciates leasehold improvements over the lesser of the lease term or the useful life of the asset.

     Goodwill is the excess of the purchase price paid over the value of the identifiable net assets acquired in purchase business combinations and was being amortized over the expected period of benefit primarily 15 years. As of July 1, 2002, Avatech no longer amortizes this goodwill, but rather makes annual assessments of impairment.

Interest Expense

     Interest expense consists primarily of interest on Avatech's revolving line-of-credit and subordinated debt, which it incurred to fund operations over the past three years.

Critical Accounting Policies

     General. Avatech's consolidated financial statements are impacted by the accounting policies used, and the estimates and assumptions made, by management during their preparation. Critical accounting policies and estimates that impact the consolidated financial statements are those that relate to software revenue recognition, estimates of bad debts and estimates of the recoverability of goodwill. A summary of the significant accounting policies can be found in the Notes to the Consolidated Financial Statements. Presented below is a description of the accounting policies that Avatech believes are most critical to understanding the consolidated financial statements.

     Software Revenue Recognition. Avatech derives most of its revenue from the resale of packaged software programs. Product sales also include hardware that may be purchased for the convenience of customers. Historically, Avatech has not experienced significant customer returns. Avatech also earns service revenue from training and other professional services for the products that are sold. These services are not essential to the functionality of the software. Additionally, Avatech offers annual support contracts to its customers for the software products that it sells. Maintenance and support services are also sold under hourly billing arrangements.

     Revenue from software arrangements is recognized in accordance with the provisions of Statement of Position No. 97-2, Software Revenue Recognition, as amended by SOP No 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Prior to recognizing any revenue under these arrangements, (1) persuasive evidence of an arrangement must exist, (2) delivery of the software or service must have occurred, (3) all fees must be assessed as fixed or determinable and (4) all fees must be probable of collection.

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Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

     Avatech's customer arrangements can involve the sale of two or more elements. When this occurs, revenue is allocated to each element based on the relative fair value of each element. Avatech limits the assessment of fair value to the price that is charged when the element is sold separately. All of the elements included in the multiple element arrangements have been analyzed, which may include products that are resold, training and other professional services, and support services. Avatech has determined that sufficient evidence of the fair value based on these separate sales exists to allocate revenue to the specified elements. Training and other professional services revenue is recognized as services are delivered and support revenue is recognized ratably over the respective contract term. All unrecognized fees that have been billed are included in deferred revenue.

     Bad Debts. Avatech maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to pay for products and services that are sold or for disputes that affect its ability to fully collect its accounts receivable. Avatech estimates this allowance by reviewing the status of past-due accounts and recording general reserves based on historical bad debt expense. Avatech's actual experience has not varied significantly from its estimates. However, if the financial condition of Avatech's customers were to deteriorate, resulting in their inability to pay for products or services, Avatech may need to record additional allowances in future periods. To mitigate this risk, Avatech performs ongoing credit evaluations of its customers.

     Recoverability of Goodwill. Avatech has remaining goodwill of $0.75 million at September 30, 2002 that was recorded in connection with two business combinations that were completed in 1998. As of July 1, 2002, Avatech adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the Statement. Accordingly, the Company no longer amortizes this goodwill, but rather makes annual assessments of impairments. During the second quarter of fiscal 2003, the Company completed phase one of the transitional impairment tests required by Statement 142. The Company will complete phase two of the transitional impairment tests before the end of fiscal year 2003 at which time any impairment charge for the goodwill will be recorded as of July 1, 2002. In the future, the Company will be making impairment tests during the fourth quarter of each year. In making these assessments, Avatech must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of its business that are associated with its remaining goodwill. It is possible that these judgments may change over time as market conditions or strategies change, and these changes may cause Avatech to record additional impairment charges to adjust goodwill to its estimated fair value.

Effect of Recent Accounting Pronouncements

As of July 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144"). Statement 144 supersedes and serves to clarify and further define the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets

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and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of.

Statement 144 does not apply to goodwill and other intangible assets that are not amortized, and retains the Company's current policy to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted future cash flows and to measure the impairment loss as the difference between the carrying amount and the fair value of the asset.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Statement
145). Among other changes, Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item, net of the related tax effect. Statement 145 provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they are unusual or infrequent, or they otherwise meet the criteria for classification as an extraordinary item, and observes that debt extinguishment transactions would seldom, if ever, result in extraordinary item classification of the resulting gains and losses. Avatech adopted Statement 145 effective July 1, 2002, and upon adoption, the Company expects to report as other income (expense), any extraordinary losses or gains that it incurs upon the extinguishment of debt. In August 2002, the Company reported a $2.0 million gain from the early extinguishment of certain debt.

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 supersedes EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Statement 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, and early adoption is encouraged. Avatech does not expect that the adoption of Statement 146 will have a material effect on its reported results of operations and financial position.

Results of Operations

Three Months Ended September 30, 2002 Compared to the Three Months Ended September 30, 2001

Revenues

     Total revenues for the three months ended September 30, 2002 decreased $1,670,000, or 22.2%, to $5.9 million, compared to $7.5 million for the same period in 2001. Overall, the gross margin percentage increased to 45.8% in the three months ended September 30, 2002, compared to 42.9% in the same period in 2001. For the three months ended September 30, 2002, revenues from product sales decreased, while revenues from service and commission increased. The decrease in revenues from product sales was due to weak economic conditions as well as timing of product upgrade cycles. The increase in revenues from service and commission was a result of a realigned sales organization and a renewed focus by Avatech as a full solution, service provider for its customers. Although price changes occurred throughout the period, they did not have a material effect on fluctuations in revenues. Improved management over the sales organization

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has enhanced sales forecasting to better exploit product sales and service opportunities to larger customers, which attributed to an increase in commission and service revenues.

     Product sales for the three months ended September 30, 2002 decreased $1,840,000, or 35.3%, to $3.4 million, compared to $5.2 million in the same period in 2001. The fluctuation in product sales is primarily attributed to weak economic conditions causing customers to defer purchasing software products as well as timing of product upgrade cycles. Sales of hardware products also declined in this period albeit this only represented $115,000 or 2.2% of the total decrease in product sales. The remaining decrease in product sales is attributable to a decline in sales volume on software product sales. Software products sold represented 97.5% and 96.2% of total product sales for the three months ending September 30, 2002 and 2001, respectively. Also, the sale of software developed by Autodesk, Inc. represented 90.2% and 89.8% of total software sales for the three months ending September 30, 2002 and 2001, respectively.

     Service revenue for the three months ended September 30, 2002 increased $41,000, or 2.8%, to $1.5 million, compared to $1.46 million in the same period in 2001. The increase in service revenue is a result of an increase in professional and technical support service contracts of $88,000 or 14.7%, partially offset by a decline in training attributable to the decline in software sales. All of Avatech's professional, technical support and training services have received additional sales focus as Avatech transitions to a full solution, service provider of software and services for its customers.

     Commission revenue for the three months ended September 30, 2002 increased $128,000, or 15.0%, to $.99 million, compared to $.86 million in the same period in 2001. The increase in commission revenues resulted from Avatech's continued focus on sales to major accounts that provide for commission revenue. The increase is primarily attributable to Avatech's aggressive sales efforts and its national network of 21 offices with the capacity to effectively service the geographic needs of many of these large customers.

Cost of Revenues and Expenses

Costs of Revenue

     Cost of product sales for the three months ended September 30, 2002 decreased $1,158,000, or 34.0%, to $2.2 million, compared to $3.4 million for the same period in 2001. Cost of product sales as a percentage of related revenue for the three months ended September 30, 2002 increased to 66.7% from 65.3% in the same period in 2001. The increase in cost of product sales as a percentage of related revenues is attributed to less favorable product mix as sales of high margin software products declined slightly during the period.

     Cost of service revenue for the three months ended September 30, 2002 increased $39,000, or 4.4%, to $.93 million compared to $.89 million for the same period in 2001. Cost of service revenue as a percentage of related revenue for the three months ended September 30, 2002 increased slightly to 61.9% from 61.3% in the same period in 2001. The modest increase in cost of service revenue as a percentage of revenue is primarily attributable to an increase in salary expenses for application engineers.

Selling, General and Administrative Expense

     Selling, general and administrative expense for the three months ended September 30, 2002 decreased $.26 million, or 7.7%, to $3.1 million, compared to $3.3 million for the same

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period in 2001. Selling, general and administrative expense as a percent of total revenues was 52.6% during the three months ended September 30, 2002, and 44.3% during the same period in 2001. The increase in selling, general and administrative expense as a percent of total revenues is attributable to the fixed cost required to support a nationwide network of 21 offices.

Depreciation and Amortization

     Depreciation and amortization expense for the three months ended September 30, 2002 decreased $47,000 or 28.2%, to $119,000, compared to $165,000 for the same period in 2001. Depreciation and amortization expense of property and equipment decreased as a result of reduced capital expenditures for computer equipment and software, and an increase in the number of fully depreciated assets compared to the prior period. Additionally, amortization expense of $24,000 on unamortized goodwill was recorded for the three months ended September 30, 2001. On July 1, 2002, the Company adopted Statement 142 and no longer amortizes goodwill and other intangible assets deemed to have indefinite useful lives.

Other Income (Expense)

     Other income for the three months ended September 30, 2002 increased $2.0 million to $1.9 million, compared to $(68,000) for the same period in 2001. The significant increase in other income is attributable to a gain recorded for the extinguishment of debt. In January 1999, Avatech borrowed $3.0 million from a junior lender. In August 2002, Avatech executed an agreement to extinguish the debt for a cash payment of $1.0 million resulting in a $2.0 million gain on the extinguishment of debt.

Income Taxes

     Income tax expense for the three months ended September 30, 2002 was $393,000. In August 2002, the Company realized a $1.96 million taxable gain from the extinguishment of certain debt, which resulted in a net deferred tax asset of $373,000 being recorded at June 30, 2002. During the three months ended September 30, 2002, the Company recorded deferred income tax expense of $373,000 related to the estimated reduction in deferred tax assets in 2003. This increase in deferred income tax expense coupled with certain state tax expense resulted in the additional income tax expense for the three months ended September 30, 2002.

Years Ended June 30, 2002, 2001 and 2000

     The following table sets forth the percentages of total revenues represented by selected items reflected in Avatech's Consolidated Statements of Operations. The year-to-year comparisons of financial results are not necessarily indicative of future results.

                                                                           YEAR ENDED JUNE 30,
                                                    --------------------------------------------------------------
                                                            2002                  2001                2000
                                                    ------------------ ---------------------- --------------------
Revenue
Product sales ................................              62.0%                 66.4%               67.7%
Service revenue ..............................              21.7%                 19.6%               22.7%
Commission revenue ...........................              16.3%                 14.0%                9.6%
                                                    ------------------ ---------------------- --------------------

Total revenue ................................             100.0%                100.0%              100.0%
                                                    ------------------ ---------------------- --------------------
Cost of Revenue

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
Cost of product sales .........................             41.8%                 46.2%                 48.9%
Cost of service revenue .......................             12.7%                 12.3%                 14.1%
                                                    -------------------- -------------------- ----------------------

Total cost of revenue .........................             54.5%                 58.5%                 63.0%
                                                    -------------------- -------------------- ----------------------

Gross margin ..................................             45.5%                 41.5%                 37.0%
                                                    -------------------- -------------------- ----------------------

Other Expenses
Selling, general and administrative ...........             43.0%                 37.3%                 39.0%
Depreciation and amortization .................              2.1%                  2.3%                  2.1%
Impairment loss ...............................              0.8%                    -                     -
                                                    -------------------- -------------------- ----------------------

Total other expenses ..........................             45.9%                 39.6%                 41.1%
                                                    -------------------- -------------------- ----------------------

Income/(loss) from operations .................             (0.4)%                 1.9%                 (4.1)%
                                                    -------------------- -------------------- ----------------------

Other Income/(Expense)
Interest and other income/(expense) ...........              0.2%                  0.2%                 (0.2)%
Interest expense ..............................             (1.6)%                (1.8)%                (1.9)%
                                                    -------------------- -------------------- ----------------------

                                                            (1.4)%                (1.6)%                (2.1)%
                                                    -------------------- -------------------- ----------------------

Income (loss) before income taxes .............             (1.8)%                 0.3%                 (6.2)%

Income tax expense ............................             (1.0)%                 0.0%                  0.0%
                                                    -------------------- -------------------- ----------------------

Net income (loss) .............................             (0.8)%                 0.3%                 (6.2)%
                                                    ==================== ==================== ======================

     Year ended June 30, 2002 Compared to Year Ended June 30, 2001

     Revenues

          Total revenues for the year ended June 30, 2002 decreased $1.1 million, or 3.4%, to $29.8 million, compared to $30.9 million for the same period in 2001. Overall, the gross margin percentage increased to 45.5% in the year ended June 30, 2002, compared to 41.5% in the same period in 2001. For the year ended June 30, 2002, revenues in two of three categories--service revenue and commission revenue--increased as a result of a realigned sales organization and a renewed focus by Avatech as a full solution, service provider for its customers. Although price changes occurred throughout the period, they did not have a material effect on fluctuations in revenues. Avatech realigned its sales organization in September 2000 and has improved sales forecasting to better exploit sales opportunities on high margin software products as well as sales to major accounts, which attributed to an increase in commission revenues.

          Product sales for the year ended June 30, 2002 decreased $2.0 million, or 9.8%, to $18.5 million, compared to $20.5 million in the same period in 2001. The fluctuation in product sales is attributed to a decrease in sales volume of software sold through the Company's customer base. In June 2001, Autodesk announced the release of an upgrade to it most popular version of Computer Aided Design ("CAD") software. Maintenance support on the former version of CAD software was phased out in January 2002, which resulted in most major customers purchasing the software upgrades in 2002. The software sales growth was completely offset by enhanced efforts to sell more Autodesk major accounts thereby increasing commission revenue, but reducing

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product sales as well as a significant decline in the resale of hardware products. As Autodesk major account sales increased, the level of focus on other end product sales then diminished and resulted in a $1.6 million or 7.8% decrease in related revenues. Additionally, hardware sales decreased by $436,000, or 46.3% in the period of 2002. The Company has de-emphasized the resale of hardware products to its customers.

     Service revenue for the year ended June 30, 2002 increased $443,000, or 7.2%, to $6.5 million, compared to $6.0 million in the same period in 2001. The increase in service revenue is a direct result of an increase in the number of training and professional services sold through the Company's expanded customer base during 2002, which resulted in approximately $250,000 in additional revenue. Avatech's training and technical support services have received additional sales focus as Avatech transitions to a full solution, service provider of software and services for its customers.

     Commission revenue for the year ended June 30, 2002 increased $511,000, or 11.8%, to $4.8 million, compared to $4.3 million in the same period in 2001. The increase in commission revenues resulted from Avatech's realigned sales organization, which has improved sales to major accounts that provide for commission revenue.

Cost of Revenues and Expenses

Cost of Revenue

     Cost of product sales for the year ended June 30, 2002 decreased $1.8 million, or 12.5%, to $12.5 million, compared to $14.2 million for the same period in 2001. Cost of product sales as a percentage of related revenue for the year ended June 30, 2002 decreased to 67.4% from 69.5% in the same period in 2001. The decrease in cost of product sales as a percentage of related revenues is attributed to an increase in sales of high margin software products.

     Cost of service revenue for the year ended June 30, 2002 decreased $41,000, or 1.1%, to $3.8 million compared to $3.8 million for the same period in 2001. Cost of service revenue as a percentage of related revenue for the year ended June 30, 2002 decreased to 58.2% from 63.0% in the same period in 2001. The decrease in cost of service revenue as a percentage of revenues is attributed to enhanced efforts to sell higher margin training and professional services rather than lower margin installations of hardware products.

Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended June 30, 2002 increased $1.3 million, or 11.2%, to $12.8 million, compared to $11.5 million for the same period in 2001. Selling, general and administrative expense as a percent of total revenues was 43.0% during the year ended June 30, 2002, and 37.3% during the same period in 2001. The increase in selling, general and administrative expense is attributable to the expansion of Avatech's sales force and technical support staff in its existing locations, as well as the costs associated with opening three new offices in Chicago, IL, St. Paul, MN, and Tampa, FL, during the third and fourth quarters of 2001. Avatech's sales force and support staff increased by approximately 15 employees in 2002 resulting in an approximate $1.0 million increase in selling, general and administrative expense. New facilities costs attributed to a $50,000 increase in selling, general and administrative expense during the same period.

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Depreciation and Amortization

     Depreciation and amortization expense for the year ended June 30, 2002 decreased $105,000 or 15.1%, to $589,000, compared to $695,000 for the same period in 2001. Depreciation and amortization expense of property and equipment decreased as a result of capital expenditures for computer equipment and software made in 1999 becoming fully depreciated in 2001.

Goodwill Impairment

     For the year ended June 30, 2002, Avatech recorded an impairment charge for the write down of unamortized goodwill to its net realizable value. The impairment charge was recorded in the third quarter of 2002 upon the recognition of an impairment indicator. During the period, Avatech evaluated goodwill for its past business combinations by comparing its best estimate of undiscounted future cash flows with the carrying value of goodwill. As the carrying value of goodwill exceeded the estimate of undiscounted future cash flows for one of these acquired companies, a discounted cash flow analysis was performed which attributed to the goodwill impairment charge of $283,000 or the amount by which the carrying value exceeded the fair value of the unamortized goodwill balance at that time.

Other Income (Expense)

     Other expense for the year ended June 30, 2002 decreased $66,000, or 13.5%, to $426,000, compared to $492,0000 for the same period in 2001. The reduction in other expense in 2002 is primarily attributable to a reduction in interest expense resulting from a decrease in the variable interest rate associated with the revolving line-of-credit.

Income Tax Benefit

     In 2002, Avatech recorded an income tax benefit of $285,000. This benefit includes current income tax expense of $88,000 for state income taxes and a deferred tax benefit of $373,000. The deferred tax benefit of $373,000 is the result of a change in the estimate of the amount of net operating loss carryforwards that will likely be used to reduce 2003 income taxes. This estimate was revised principally because Avatech recorded a $1.96 million gain from the extinguishment of certain debt in August 2002, which will increase 2003 taxable income.

Year Ended June 30, 2001 Compared to Year Ended June 30, 2000

Revenues

     Total revenues for the year ended June 30, 2001 decreased $2.3 million, or 6.9%, to $30.9 million compared to $33.2 million in the same period in 2000. For the year ended June 30, 2001, revenues in two of the three categories - product sales and service revenue - decreased as a result of the general economic slowdown experienced in the forth quarter of fiscal 2000 as well as the culmination of the Y2K technology spending. Additionally, the sales cycle for Autodesk's most popular CAD software product concluded in February 2000, which contributed to the overall decline in product sales for fiscal 2001. While revenues declined for the year ended June 2001, the gross margin percentage increased to 41.5% in 2001 from 37.0% in 2000 principally due to Avatech's strategic decision to discontinue reselling the low margin hardware products and focus on selling higher margin software products on both a direct and agency basis.

     Product sales for the year ended June 30, 2001 decreased $1.9 million, or 8.7%, to $20.5 million, compared to $23.4 million in the same period in 2000. The decrease in product sales is

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

attributed to the culmination of the Y2K technology spending and the conclusion of the sales cycle for AutoDesk's most popular CAD software product in February 2000. Additionally, Avatech made a strategic decision to discontinue reselling the low margin hardware products and focus on selling higher margin software products. As a result, Avatech experienced a $1.9 million, or 66.8%, decline in hardware sales.

     Service revenue for the year ended June 30, 2001 decreased $1.5 million, or 19.5%, to $6.0 million, compared to $7.5 million in the same period in 2000. The decrease in service revenue is primarily attributed to a $829,000, or 17.5%, reduction in training service revenue in 2001. The decline in service revenue is a result of limited resources available to focus on selling training services. During fiscal 2000, Avatech experienced exceptional results from training services due to intense promotional efforts and sales force focus. These efforts were not sustained in 2001 due to the implementation of certain cost containment measures. Additionally, support services revenue for the year ended June 30, 2001 decreased $348,000, or 18.9%, due to changes associated with the strategic decision to discontinue selling hardware.

     Commission revenues for the year ended June 30, 2001 increased $1.1 million, or 35.4%, to $4.3 million compared to $3.2 million in the same period in 2000. The entire increase in commission revenue during 2001 resulted from the integration of past business combinations, which provided Avatech with the national network to service and sell to major accounts.

Cost of Revenue and Expenses

Cost of Revenue

     Cost of product sales for the year ended June 30, 2001 decreased $2.0 million, or 12.2%, to $14.2 million compared to $16.2 million for the same period in 2000. Cost of product sales as a percentage of related revenue decreased to 69.5% in 2001 from 72.3% in 2000. The decrease in cost of product sales as a percentage of revenues is attributable to the application of earn-backs and other rebates received from Autodesk as a result of Avatech achieving its sales quotas in fiscal 2001. These earn-backs and rebates are offset against cost of product sales in the period in which they are earned.

     Cost of service revenue for the year ended June 30, 2001 decreased $851,000, or 18.2%, to $3.8 million compared to $4.7 million for the same period in 2000. Cost of service revenue as a percentage of related revenue remained relatively constant at 63.0% in 2001 in comparison to 62.0% in 2000.

Selling, General and Administrative Expense

     Selling, general and administrative expense for the year ended June 30, 2001 decreased $1.4 million, or 10.8%, to $11.5 million, compared to $12.9 million for the same period in 2000. Selling, general and administrative expense as a percent of total revenues was 37.3% in 2001 compared 39.0% in 2000. The reduction in selling, general and administrative expense in 2001 is attributable to an expense reduction program that was implemented in the fourth quarter of 2000. The expense reduction program coupled with a 6.9% decrease in total revenues attributed to the favorable decline in the ratio of selling, general and administrative expenses to revenues for the year ended June 30, 2001 in comparison to the year ended June 30, 2000.

Depreciation and Amortization

     Depreciation and amortization expense for the year ended June 30, 2001 increased $3,000, or 0.3%, to $695,000 compared to $692,000 for the same period in 2000. Depreciation and amortization expense for 2001 remained consistent with 2000 as few additions to property and equipment were needed.

Other Income (Expense)

     Other expense for the year ended June 30, 2001 decreased $211,000, or 30.0%, to $492,000 compared to $703,000 for the same period in 2000. The reduction in other expense is primarily attributable to a decrease in interest expense of 13.6% or $87,000 in 2001. The reduction in interest expense is a result of refinancing of Avatech's revolving line-of-credit to provide for a lower interest rate.

Liquidity and Capital Resources

     Historically, Avatech has financed its operations and met its capital expenditure requirements primarily through cash flows provided by operations and borrowings under short-term and long-term debt arrangements. Avatech had a deficiency of working capital of $3.3 million at September 30, 2002. Current liabilities include $1.3 million of borrowings under a line-of-credit from a senior lender as well as $750,000 of subordinated notes and a $500,000 note payable to a related party. In October 2000, Avatech entered into a $4.0 million revolving line-of-credit agreement with a senior lender that expires in October 2003, but is payable within 60 days of demand. Borrowings under the line-of-credit bear interest at the senior lender's prime rate plus 1.5%. The amount of outstanding borrowings is limited to 75% of eligible accounts receivable.

     In January 1999, Avatech borrowed $3.0 million from a junior lender. In August 2002, Avatech executed an agreement to extinguish the debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. Avatech borrowed $500,000 from each of PlanetCAD and James Hindman, an Avatech director, to make the cash payment. On November 19, 2002 the merger with PlanetCAD was completed and the loan from PlanetCAD eliminated, as Avatech became a subsidiary of PlanetCAD. Mr. Hindman's loan matures on July 1, 2003. The loan bears simple interest at a rate of 15.0% on outstanding principal balance of the loan and is subordinate to Avatech's senior lender.

     Avatech also has outstanding $1.7 million of 10% subordinated notes. The notes were to mature on July 1, 2003 and interest is payable quarterly until maturity or prepayment. On November 19, 2002 with the completion of the merger with PlanetCAD, subordinated noteholders owning an aggregate of $1.4 million of subordinated notes outstanding at September 30, 2002 exchanged their notes for preferred stock. As a result of these exchanges, Avatech's liabilities at September 30, 2002 have been reduced by $1,425,000 while the Company's working capital position improved, and Avatech expects to reduce its interest expense by $152,500 per year due to this exchange.

     For the three months ended September 30, 2002 Avatech generated $0.34 million of cash from operations. For the comparable three-month period in 2001, Avatech used $0.44 million of cash in its operations. Net cash provided by (used in) operating activities was $1.1 million in 2002, $(0.4) million in 2001, and $0.2 million in 2000. Cash flow from operations before working capital changes improved from a deficit of $1.3 million in 2002 to surpluses of $0.9 million in 2001 and $0.4 million in 2002, followed by a $0.5 million deficit for the three months ended September 30, 2002. Avatech's operating assets and liabilities consist primarily of accounts receivable, accounts payable, and inventory. Changes in these balances are affected by the timing of sales and investments in inventory based on expected customer demand. Inventory levels are minimized through arrangements with suppliers to ship products with an average delivery period of two days and centralized inventory management.

     For the three-month period ended September 30, 2002, cash provided by operations was positively affected by decreases in accounts receivable of $0.65 million. Accounts receivable, net of allowance for doubtful accounts, decreased approximately 15.4% for the period ended September 30, 2002. Day sales outstanding (DSO's) in receivables increased to 54 days as of September 30, 2002 from 52 days as of September 30, 2001. The decrease in the accounts receivable balance is primarily attributable to lower sales in September 2002 due economic weakness and the timing of product upgrade cycles. The Company's customary collection terms range from 30 to 60 days for all of its customers.

     Avatech's investment activities consist principally of investments in computer and office equipment. Avatech acquired $0.04 million of fixed assets during the three months ended September 30, 2002, and acquired fixed assets of $0.3 million in 2002, $0.4 million in 2001 and $0.5 million in 2000. Avatech has no outstanding purchase commitments at September 30, 2002, and expects total fixed asset purchases in 2002 to be less than $0.4 million.

     As described more fully above, Avatech's financing activities in all periods have consisted principally of borrowings and repayments under its lines of credit. Net borrowings (repayments) under lines of credit were $(0.1) million for the three months ended September 30, 2002, $(0.5) million in 2002, $0.7 million in 2001, and $(0.7) million in 2000. At September 30, 2002, Avatech had additional borrowing availability under its line of credit of $0.37 million.

     As of the date of this report, Avatech and PlanetCAD have unpaid expenses due to professional firms totaling approximately $.8 million that were incurred in connection with the merger completed on November 19, 2002. Management believes that these fees are excessive and plans to vigorously negotiate the amounts due and related payment terms with all of the service providers. It is believed that the Company will be successful in negotiating reduced fees and extended payment terms.

     Because of the demand provisions of the line-of-credit and the lending agreement, and uncertainties surrounding the ability of Avatech to obtain the needed cash, there is substantial doubt about the ability of Avatech to continue as a going concern if the lenders exercise their demand rights under the agreement. Although management cannot control the actions of these lenders, it believes that they will not demand repayment of outstanding borrowings in the next 12 months. One of the Company's directors or officers has expressed their intention of lending the Company, up to $500,000, to fund any needed working capital deficiencies. Based on an evaluation of the likely cash generated from operations in the near term, available capital resources and the timing of cash payments to vendors, management believes that it has sufficient sources of working capital to fund its operations in the normal course of business through at least June 30, 2003. The Company has engaged an investment banking firm to assist in obtaining long-term financing. Additionally, the Company plans to raise between $1.0 million to $2.0 million of short term financing on acceptable terms by June 30, 2003.

Below is a summary of the Company's contractual obligations and commitments at September 30, 2002:

                                                                Payments due by Period

Contractual Obligations
                                            Total          2003          2004          2005         2006
------------------------------------------------------------------------------------------------------------
Long-term debt                           $1,422,426     $1,422,426     $       -     $       -     $       -
Operating leases                          1,220,911        609,841       469,621       115,934        25,515
                                        --------------------------------------------------------------------
Total obligations                        $2,643,337     $2,032,267     $ 469,621     $ 115,934     $  25,515
                                        ====================================================================

Quantitative and Qualitative Disclosures about Market Risk

     Avatech is exposed to market risk from changes in interest rates associated with its variable rate line-of-credit facility. At September 30, 2002, approximately 32.5% of the Company's outstanding debt bears interest at variable rates. Accordingly, the Company's earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a 100 basis point change in the 2002 average interest rate under these borrowings, it is estimated that the Company's 2002 interest expense and net income would have changed by less than $20,000. In the event of an adverse change in interest rates, management would likely take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, the analysis assumes no such actions. Further the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

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